UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  November 5, 2012

NetSpend Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34915	20-2306550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Brazos Street, Suite 1300, Austin, Texas	78701-2582
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(512) 532-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 24, 2007, Alexsam, Inc. filed suit against the Company’s subsidiary NetSpend Corporation (“NetSpend”) in the District Court of Travis County, Texas, 419th Judicial District, asserting breach of a license agreement entered into between NetSpend and Alexsam in 2004 and seeking monetary damages, attorneys’ fees, costs and interest.  The license agreement was entered into by the parties following Alexsam’s assertion and subsequent dismissal without prejudice of a claim of patent infringement against NetSpend in 2003. NetSpend asserted counterclaims against Alexsam for breach of contract. In October 2010, Alexsam filed an amended petition, which added a claim by Alexsam that NetSpend fraudulently induced Alexsam to give up its prior patent infringement claims against NetSpend and enter into the license agreement.

The case was tried to a jury in a trial that concluded on April 27, 2012, with the jury finding that NetSpend had breached its license agreement with Alexsam and awarding Alexsam $18 million in royalties for the period from March 2004 through December 31, 2011. The jury did not find that NetSpend had engaged in any fraudulent conduct. This amount did not include prejudgment interest or attorneys’ fees, which the Company estimated could approximate an aggregate of $6 million, nor did it include royalties that could become payable in future periods if NetSpend was unable to successfully appeal the jury’s verdict.  The Company had recorded this litigation contingency as a current liability within its Condensed Consolidated Balance Sheet as of September 30, 2012.

On November 5, 2012, NetSpend and Alexsam executed an agreement (the “License Agreement”) pursuant to which the Company paid $24 million to Alexsam in exchange for a fully paid up license under the patents underlying the dispute in this case (U.S. Patent Nos. 6,000,608 and 6,189,787 (collectively, the “Licensed Patents”)). A copy of the License Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1. Following the execution of the License Agreement, the Alexsam case was dismissed with prejudice.

The License Agreement grants to NetSpend and its affiliates a non-exclusive, irrevocable, nontransferable (subject to certain exceptions), perpetual, fully paid-up, worldwide right and license under the Licensed Patents to, among other things, make, use, distribute or sell any Licensed Product, including to process card activations, recharges, signature debit transactions, PIN debit transactions and ATM withdrawals. “Licensed Product” under the License Agreement means any product with respect to which the Company serves as (i) a processor for the accounts and/or sub-accounts associated with such product, (ii) a program manager or (iii) an issuer, or any system or method associated with or related to such a product, where the product, system or method, either alone, or in conjunction with other components or activities, infringes or may infringe any claim of the Licensed Patents.

The license granted under the License Agreement extends to the Company’s distributors, retailers, agents, issuing banks, marketers, branding partners, aggregators, accountholders, card associations, authorization networks, and other persons through or for whom the Company offers, distributes, activates, loads, reloads or otherwise provides a Licensed Product, including any such person who may contract with the Company to offer a Licensed Product under, in whole or in part, such person’s own name or marks. The license does not extend to activities by third parties that do not pertain to a Licensed Product.

Item 9.01.              Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Settlement and License Agreement, dated November 5, 2012, by and among NetSpend Corporation, NetSpend Holdings, Inc. and Alexsam, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSPEND HOLDINGS, INC.

Date: November 9, 2012	By:	/s/ George W. Gresham
George W. Gresham
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Settlement and License Agreement, dated November 5, 2012, by and among NetSpend Corporation, NetSpend Holdings, Inc. and Alexsam, Inc.